UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) – October 17, 2024

SIFCO Industries, Inc.
(Exact name of registrant as specified in its charter)

Ohio	1-5978	34-0553950
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

970 East 64th Street, Cleveland Ohio		44103
(Address of principal executive offices)		(ZIP Code)
Registrant’s telephone number, including area code: (216) 881-8600
N.A.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	SIF	NYSE American

Item 1.01	Entry Into a Material Definitive Agreement.
On October 17, 2024, SIFCO Industries, Inc. (the “Company”) and Quality Aluminum Forge, LLC, a wholly-owned subsidiary of the Company (“QAF, and together with the Company, the “Borrowers”), entered into a Loan and Security Agreement (the “Loan Agreement”) among the Company and QAF, as borrowers, Siena Lending Group LLC, as Lender, and each of the Affiliates of the Borrowers signatory to the Loan Agreement from time to time as guarantors. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement.
The Loan Agreement provides for a three (3) year, senior secured revolving credit facility in an aggregate principal amount not to exceed $20 million (the “Revolver”) and a term loan in the original principal amount of $3 million (the “Term Loan”). The Loan Agreement also provides for a $2.5 million Letter of Credit subfacility (the “Letter of Credit Subfacility,” and collectively with the Revolver and the Term Loan, the “New Credit Facility”). Proceeds of borrowings under the New Credit Facility are being used to refinance the Company’s Existing Credit Facility (as defined in Item 1.02, below) and will also be available for working capital, capital expenditures and other general corporate purposes. As of the Closing Date, $12,577,627.34 was outstanding under the New Credit Facility.
In consideration of the execution and delivery by the Lender of the Loan Agreement, the Borrowers agreed pursuant to the Fee Letter to pay a Closing Fee in the amount of $230,000 (of which $115,000 is payable on the Closing Date and $115,000 is payable on the first anniversary of the Closing Date, with the remaining amount (if any) of the Closing Fee to be paid in full on the Maturity Date).
Borrowing under the Revolver and the Letter of Credit Subfacility will bear interest at an annual rate of 4.5% plus the Adjusted Term SOFR (or, if the Base Rate is applicable a provided in Section 2.1 of the Loan Agreement, an annual rate of 3.5% plus the Base Rate). Borrowings under the Term Loan will bear interest at an annual rate of 5.5% plus the Adjusted Term SOFR (or, if the Base Rate is applicable as provided in Section 2.1 of the Loan Agreement, 4.5% plus the Base Rate). Letters of Credit issued under the Letter of Credit Subfacility will have a fee equal to 4.5% plus Adjusted Term SOFR per annum of the face amount of such Letter of Credit.
The Fee Letter provides for a Collateral Monitoring Fee in the amount of $126,000, which fee shall be paid in installments as follows: (a) equal payments of $3,500 shall be payable on the Closing Date and on the first day of each month thereafter and (b) the remaining amount of such fee (if any) shall be paid in full on the Maturity Date. In addition, an unused line fee accrues with respect to the unused amount of the Revolver at an annual rate of 0.5%.
Borrowings under the New Credit Facility are secured by (a) a continuing first priority lien on and security interest under the Code in and to substantially all of the assets of the Borrowers and other Loan Parties identified therein; and (b) a continuing first priority pledge of the Pledged Equity. The obligations of the Borrowers are guaranteed by each Guarantor on the terms set forth in the Loan Agreement.
The Loan Agreement provides that the Borrowers must maintain compliance with a minimum Fixed Charged Coverage Ratio, determined in accordance with the Loan Agreement.
The Loan Agreement also contains affirmative, negative and financial covenants customary for financings of this type, including, among other things, limitations on certain other indebtedness, loans and investment, liens, mergers, asset sales, and transactions with affiliates, as well as customary events of default for financings of this type.
The description of the Loan Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement, a copy of which is attached hereto as Exhibit 10.1.

Item 1.02	Termination of a Material Definitive Agreement.
On October 17, 2024, the Company terminated the Credit Agreement and Export Credit Agreement (collectively, the “Existing Credit Agreement”) between the Company and certain of its subsidiaries as borrowers and JP Morgan Chase Bank, N.A. The credit facility under the Existing Credit Agreement (the “Existing Credit Facility”) and the Existing Credit Agreement were terminated in their entirety in connection with the execution and delivery of the Loan Agreement and the New Credit Facility described in Item 1.01, above.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 hereof is incorporated herein by reference.

Item 9.01		Financial Statements and Exhibits.

(d)	Exhibits
10.1
Loan and Security Agreement dated October 17, 2024 among Siena Lending Group LLC, SIFCO Industries, Inc., Quality Aluminum Forge, LLC and each of the Affiliates of the Borrowers signatory thereto from time to time as guarantors.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIFCO Industries, Inc.
(Registrant)

Date: October 23, 2024
/s/ Thomas R. Kubera
Thomas R. Kubera
Chief Financial Officer
(Principal Financial Officer)